Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2020
FREMONT, Calif., Oct. 27, 2020 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy management technology company and the world’s leading supplier of microinverter-based solar-plus-storage systems, announced today financial results for the third quarter of 2020, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported revenue of $178.5 million in the third quarter of 2020, along with a record 41.0% for non-GAAP gross margin. We shipped approximately 478 megawatts DC, or 1,442,743 microinverters.
The financial highlights for the third quarter of 2020 are listed below. The GAAP numbers include an approximate $23 million refund on tariffs which were previously paid on microinverters imported to the U.S. from China. The non-GAAP numbers do not include the tariff refund:
•Revenue of $178.5 million
•Cash flow from operations of $67.5 million; ending cash balance of $661.8 million
•GAAP gross margin of 53.2%; record non-GAAP gross margin of 41.0%
•GAAP operating income of $51.8 million; non-GAAP operating income of $43.7 million
•GAAP net income of $39.4 million; non-GAAP net income of $41.8 million
•GAAP diluted earnings per share of $0.28; non-GAAP diluted earnings per share of $0.30
Our revenue and earnings for the third quarter of 2020 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q3 2020	Q2 2020	Q3 2019*	Q3 2020	Q2 2020	Q3 2019*
Revenue	$178,503	$125,538	$180,057	$178,503	$125,538	$180,057
Gross margin	53.2%	38.5%	35.9%	41.0%	39.6%	36.2%
Operating expenses	$43,222	$37,533	$31,000	$29,571	$26,024	$25,037
Operating income	$51,759	$10,854	$33,706	$43,675	$23,700	$40,166
Net income (loss)	$39,362	$(47,294)	$31,099	$41,760	$23,549	$39,466
Basic EPS	$0.31	$(0.38)	$0.25	$0.33	$0.19	$0.32
Diluted EPS	$0.28	$(0.38)	$0.23	$0.30	$0.17	$0.30
* Revenue for the third quarter of 2019 of $180.1 million included approximately $8.0 million of safe harbor revenue.
Our non-GAAP gross margin increased to 41.0% from 39.6% in the second quarter of 2020, driven by disciplined pricing and cost management. Non-GAAP operating expenses increased to $29.6 million in the third quarter of 2020, compared to $26.0 million in the prior quarter, primarily due to an increase in our engineering and sales headcount to support innovation and growth. Non-GAAP operating income was $43.7 million, compared to $23.7 million in the prior quarter.
We exited the third quarter with $661.8 million in cash and generated $67.5 million in cash flow from operations. Inventory was $37.5 million at the end of the third quarter of 2020, compared to $31.2 million at the end of the second quarter of 2020. The sequential increase in inventory was driven by the purchase of battery cell packs to support the increased shipments of Encharge™ storage systems in the fourth quarter of 2020, along with the expected increase in microinverter shipments.

We started production shipments of our Encharge storage systems to customers in North America in July and ramped volume throughout the third quarter of 2020. The feedback from both installers and homeowners has been positive. Installers like the system’s modularity and having a single provider of a rooftop power electronics and battery storage systems, while homeowners value the product’s differentiated functionality, industrial design, reliability, safety, and ability to get on and off-grid from a smartphone app. The Encharge storage system features Enphase Power Start™ technology, allowing homeowners to start motor-driven appliances, such as air conditioners and pumps, in off-grid mode with optimal system size. In addition, the Enlighten™ energy management software platform gives homeowners the power of insight into the performance of their solar and storage systems. We are excited about the ability to offer our customers peace of mind with our energy independent solution.
Demand for our core microinverter products rebounded strongly in the third quarter of 2020. We experienced record sell-through from distribution to installers, resulting in channel inventory slightly below the low end of our typical target range. Sales to distributors improved significantly and was broad-based geographically. We were also pleased to report our first quarter of significant revenue from the sale of Encharge storage systems.
BUSINESS HIGHLIGHTS
On Aug. 17, 2020, Enphase Energy announced a strategic partnership with Sonnenstromfabrik (CS Wismar GmbH), one of Europe’s most modern, high-quality manufacturers of solar modules, to develop the first high-efficiency Enphase Energized™ AC module (ACM) utilizing the Enphase IQ 7+™ microinverters for the European residential solar markets.
On Aug. 26, 2020 Enphase Energy announced that Solargain, one of Australia's largest and most experienced solar energy providers, selected Enphase microinverters as the premium inverter solution for its turnkey retail solar offerings in Australia. Solargain was selected by IKEA as its Australian partner to support IKEA's in-store and online solar offering and Australian consumers purchasing a Solargain-IKEA solar system can select Enphase IQ 7+ microinverters.
On Aug. 31, 2020, Enphase Energy announced that Enphase IQ 7A™ microinverters for high-power monofacial and bifacial solar modules are shipping to customers in Australia and Europe. IQ 7A microinverters, support up to 450W high-power modules, targeting residential and commercial solar applications.
On Sept. 21, 2020, Enphase Energy announced it entered into partnerships with three solar distribution companies in Belgium and the Netherlands– Carbomat Group, Libra Energy and Solarclarity, further strengthening Enphase’s presence in the European solar market.
On Oct. 20, 2020, Enphase Energy announced that SunCool Energy has started offering the Enphase Encharge storage system to customers in South Florida. Encharge storage systems feature Enphase Ensemble™ energy management technology, which powers the world’s first fully integrated, grid-agnostic microinverter-based solar-plus-storage system.
FOURTH QUARTER 2020 FINANCIAL OUTLOOK
For the fourth quarter of 2020, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $245.0 million to $260.0 million; revenue guidance does not include any safe harbor shipments
•GAAP gross margin to be within a range of 37.0% to 40.0%, excluding the recovery of the remaining $16.0 million tariff refund that has not yet been approved; non-GAAP gross margin to be within a range of 38.0% to 41.0%, excluding tariff refund and stock-based compensation expenses
•GAAP operating expenses to be within a range of $51.0 million to $54.0 million, including $16.0 million estimated for stock-based compensation expenses and acquisition related amortization
•Non-GAAP operating expenses to be within a range of $35.0 million to $38.0 million, excluding $16.0 million estimated for stock-based compensation expenses and acquisition related amortization

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Tariff refunds. This item represents approved tariff refunds by the U.S. Customs and Border Protection that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. Approved refunds relate to tariffs previously paid from September 24, 2018 to March 31, 2020 and are excluded from the non-GAAP measures as the refunds are non-recurring in nature for tariff costs incurred in the past and are not reflective of the Company’s ongoing financial performance.
Restructuring and asset impairment charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs and modification of stock-based compensation related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.

Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs, accretion of debt discount and non-recurring debt settlement costs, because these expenses does not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.
Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2020 results and fourth quarter 2020 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 3662778. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 3662778, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance, expense levels, the capabilities, advantages, and performance of our technology and products, our business strategies and anticipated demand for our products. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 30 million microinverters, and approximately 1.3 million Enphase systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo, Encharge, Power Start, Enlighten, Enphase Energized, IQ 7+, IQ 7A, Ensemble, and other trademarks or service names are the trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.
Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net revenues	$178,503	$125,538	$180,057	$509,586	$414,301
Cost of revenues (1)	83,522	77,151	115,351	285,543	270,937
Gross profit	94,981	48,387	64,706	224,043	143,364
Operating expenses:
Research and development	15,052	13,192	11,085	40,120	29,213
Sales and marketing	14,645	12,371	9,551	38,788	26,038
General and administrative	13,525	11,970	9,895	37,810	28,358
Restructuring charges	—	—	469	—	1,468
Total operating expenses	43,222	37,533	31,000	116,718	85,077
Income from operations	51,759	10,854	33,706	107,325	58,287
Other expense, net
Interest income	110	282	894	1,483	1,698
Interest expense	(5,993)	(5,952)	(2,286)	(15,100)	(7,388)
Other expense, net	(1,031)	653	(943)	(1,302)	(6,904)
Change in fair value of derivatives (2)	—	(59,692)	—	(44,348)	—
Total other expense, net	(6,914)	(64,709)	(2,335)	(59,267)	(12,594)
Income before income taxes	44,845	(53,855)	31,371	48,058	45,693
Income tax benefit (provision)	(5,483)	6,561	(272)	12,946	(1,211)
Net income (loss)	$39,362	$(47,294)	$31,099	$61,004	$44,482
Net income (loss) per share:
Basic	$0.31	$(0.38)	$0.25	$0.49	$0.39
Diluted	$0.28	$(0.38)	$0.23	$0.44	$0.35
Shares used in per share calculation:
Basic	126,109	125,603	122,123	125,084	114,720
Diluted	141,820	125,603	133,611	140,207	131,114

(1)    We sought refunds totaling approximately $39 million plus accrued interest on tariffs previously paid from September 24, 2018 to March 31, 2020 for certain microinverters that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. The refund request is subject to review and approval by the U.S. Customs and Border Protection; therefore, we have assessed the probable loss recovery in the three and nine months ended September 30, 2020 is equal to the $23.0 million approved refund requests available to us prior to issuance of the financial statements on October 27, 2020. As of both the three and nine months ended September 30, 2020, we have recorded $23.0 million as a reduction to cost of revenues in our condensed consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the current period.
(2)    Change in fair value of derivatives of $44.3 million for the nine months ended September 30, 2020, represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company will now be able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$661,792	$251,409
Restricted cash	—	44,700
Accounts receivable, net	122,386	145,413
Inventory	37,535	32,056
Prepaid expenses and other assets	28,521	26,079
Total current assets	850,234	499,657
Property and equipment, net	35,187	28,936
Operating lease, right of use asset, net	14,487	10,117
Intangible assets, net	26,839	30,579
Goodwill	24,783	24,783
Other assets	51,998	44,620
Deferred tax assets, net	88,812	74,531
Total assets	$1,092,340	$713,223
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,148	$57,474
Accrued liabilities	52,203	47,092
Deferred revenues, current	41,738	81,783
Warranty obligations, current	10,760	10,078
Debt, current	103,670	2,884
Total current liabilities	256,519	199,311
Long-term liabilities:
Deferred revenues, noncurrent	115,757	100,204
Warranty obligations, noncurrent	33,019	27,020
Other liabilities	14,387	11,817
Debt, noncurrent	256,452	102,659
Total liabilities	676,134	441,011
Total stockholders’ equity	416,206	272,212
Total liabilities and stockholders’ equity	$1,092,340	$713,223

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net (loss) income (1)	$39,362	$(47,294)	$31,099	$61,004	$44,482
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,765	4,141	3,857	12,750	11,551
Provision for doubtful accounts	69	81	201	254	408
Non-cash interest expense	5,422	5,372	1,907	13,516	4,173
Financing fees on extinguishment of debt	—	—	—	—	2,152
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	—	—	6,000
Stock-based compensation	14,399	12,300	5,776	34,214	14,000
Change in fair value of derivatives	—	59,692	—	44,348	—
Deferred income taxes	5,060	(7,067)	—	(14,507)	—
Changes in operating assets and liabilities:
Accounts receivable	(32,633)	6,529	(37,035)	23,533	(56,139)
Inventory	(6,349)	3,430	(10,137)	(5,479)	(13,964)
Prepaid expenses and other assets	(917)	(4,525)	934	(10,451)	(8,634)
Accounts payable, accrued and other liabilities (1)	26,189	(13,323)	1,851	(9,200)	18,656
Warranty obligations	5,872	406	1,631	6,681	3,330
Deferred revenues	6,262	5,689	4,877	(24,509)	10,781
Net cash provided by operating activities	67,501	25,431	4,961	132,154	36,796
Cash flows from investing activities:
Purchases of property and equipment	(3,903)	(4,451)	(4,192)	(11,707)	(7,368)
Net cash used in investing activities	(3,903)	(4,451)	(4,192)	(11,707)	(7,368)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	(591)	(559)	312,420	127,481
Purchase of convertible note hedges	—	—	—	(89,056)	(36,313)
Sale of warrants	—	—	—	71,552	29,819
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	—	—	(6,000)
Principal payments and financing fees on debt	(636)	(485)	(536)	(2,269)	(45,658)
Proceeds from exercise of equity awards and employee stock purchase plan	(138)	2,867	303	4,708	2,925
Payment of withholding taxes related to net share settlement of equity awards	(8,390)	(9,385)	(2,348)	(52,042)	(4,438)
Net cash provided by (used in) financing activities	(9,164)	(7,594)	(3,140)	245,313	67,816
Effect of exchange rate changes on cash and cash equivalents	104	24	(542)	(77)	(435)
Net increase in cash and cash equivalents	54,538	13,410	(2,913)	365,683	96,809
Cash, cash equivalents and restricted cash—Beginning of period	607,254	593,844	205,959	296,109	106,237
Cash and cash equivalents—End of period	$661,792	$607,254	$203,046	$661,792	$203,046

(1)    As of September 30, 2020, we have received $16.0 million of tariff refunds and accrued for $7.0 million tariff refunds that were approved, however, not yet received on or before September 30, 2020. As of both the three and nine months ended September 30, 2020, we have recorded $23.0 million as a reduction to cost of revenues in our condensed consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the current period. The tariff refund receivable of $7.0 million is recorded as a reduction of accounts payable to Flex Ltd. and affiliates (“Flex”), our manufacturing partner and the importer of record who will first receive the tariff refunds, on the condensed consolidated balance sheet as of September 30, 2020.

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Gross profit (GAAP)	$94,981	$48,387	$64,706	$224,043	$143,364
Stock-based compensation	1,294	1,337	497	3,237	1,114
Tariff refunds	(23,029)	—	—	(23,029)	—
Gross profit (Non-GAAP)	$73,246	$49,724	$65,203	$204,251	$144,478

Gross margin (GAAP)	53.2%	38.5%	35.9%	44.0%	34.6%
Stock-based compensation	0.7%	1.1%	0.3%	0.6%	0.3%
Tariff refunds	(12.9)%	—%	—%	(4.5)%	—%
Gross margin (Non-GAAP)	41.0%	39.6%	36.2%	40.1%	34.9%

Operating expenses (GAAP)	$43,222	$37,533	$31,000	$116,718	$85,077
Stock-based compensation (1)	(13,105)	(10,963)	(4,948)	(30,977)	(12,168)
Restructuring and asset impairment charges	—	—	(469)	—	(1,468)
Acquisition related expenses and amortization	(546)	(546)	(546)	(1,638)	(1,638)
Operating expenses (Non-GAAP)	$29,571	$26,024	$25,037	$84,103	$69,803

(1) Includes stock-based compensation as follows:
Research and development	$4,248	$3,263	$1,411	$9,430	$3,255
Sales and marketing	3,952	3,610	1,541	9,504	3,900
General and administrative	4,905	4,090	1,996	12,043	5,013
Restructuring	—	—	—	$—	$718
Total	$13,105	$10,963	$4,948	$30,977	$12,168

Income from operations (GAAP)	$51,759	$10,854	$33,706	$107,325	$58,287
Stock-based compensation	14,399	12,300	5,445	34,214	13,282
Tariff refunds	(23,029)	—	—	(23,029)	—
Restructuring and asset impairment charges	—	—	469	—	1,468
Acquisition related expenses and amortization	546	546	546	1,638	1,638
Income from operations (Non-GAAP)	$43,675	$23,700	$40,166	$120,148	$74,675

Net income (loss) (GAAP)	$39,362	$(47,294)	$31,099	$61,004	$44,482
Stock-based compensation	14,399	12,300	5,445	34,214	13,282
Tariff refunds	(23,029)	—	—	(23,029)	—
Restructuring and asset impairment charges	—	—	469	—	1,468
Acquisition related expenses and amortization	546	546	546	1,638	1,638
Non-recurring debt prepayment fees and non-cash interest	5,422	5,372	1,907	13,516	11,297
Change in fair value of derivatives	—	59,692	—	44,348	—
Non-GAAP income tax adjustment	5,060	(7,067)	—	(14,507)	—
Net income (Non-GAAP)	$41,760	$23,549	$39,466	$117,184	$72,167

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income (loss) per share, basic (GAAP)	$0.31	$(0.38)	$0.25	$0.49	$0.39
Stock-based compensation	0.12	0.10	0.05	0.28	0.12
Tariff refunds	(0.18)	—	—	(0.18)	—
Restructuring and asset impairment charges	—	—	—	—	0.01
Acquisition related expenses and amortization	—	—	—	0.01	0.01
Non-recurring debt prepayment fees and non-cash interest	0.04	0.05	0.02	0.11	0.10
Change in fair value of derivatives	—	0.48	—	0.35	—
Non-GAAP income tax adjustment	0.04	(0.06)	—	(0.12)	—
Net income per share, basic (Non-GAAP)	$0.33	$0.19	$0.32	$0.94	$0.63

Shares used in basic per share calculation GAAP and Non-GAAP	126,109	125,603	122,123	125,084	114,720

Net income (loss) per share, diluted (GAAP)	$0.28	$(0.38)	$0.23	$0.44	$0.35
Stock-based compensation	0.11	0.09	0.04	0.26	0.10
Restructuring and asset impairment charges	—	—	0.01	—	0.01
Tariff Refunds	(0.17)	—	—	(0.17)	—
Acquisition related expenses and amortization	—	—	0.01	0.01	0.01
Non-recurring debt prepayment fees and non-cash interest	0.04	0.04	0.01	0.10	0.09
Change in fair value of derivatives	—	0.48	—	0.33	—
Non-GAAP income tax adjustment	0.04	(0.06)	—	(0.11)	$—
Net income per share, diluted (Non-GAAP) (2) (4)	$0.30	$0.17	$0.30	$0.86	$0.56

Shares used in diluted per share calculation GAAP	141,820	125,603	133,611	140,207	131,114
Shares used in diluted per share calculation Non-GAAP (3) (4)	137,352	135,770	132,323	136,359	130,729

(2)    Calculation of non-GAAP diluted net income per share for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the nine months ended September 30, 2020 and September 30, 2019 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million and $0.9 million, respectively, from non-GAAP net income.

(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 4,468 thousand shares, 3677 thousand shares and 1,288 thousand shares in the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and 3,849 thousand shares and 385 thousand shares for the nine months ended September 30, 2020 and September 30, 2019, respectively for non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024.

(4)    Effect of dilutive in-the-money portion of Stock Options, RSUs, PSUs, shares to be purchased under the Company’s ESPP, the Notes due 2023 and the warrants issued in conjunction with the Notes due 2024 are included in the non-GAAP weighted-average diluted shares in periods where the Company has non-GAAP net income, which totaled 10,167 thousand shares in the three months ended June 30, 2020.